Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:
(1)	Registration Statement (Form S-8 Nos. 333-1006, 333-70485 and 333-90398) pertaining to the Amended and Restated Stock Option Plan and the Employee Stock Purchase Plan of Denbury Resources Inc.;

(2)	Registration Statement (Form S-8 Nos. 333-27995, 333-55999, 333-63198 and 333-106253) pertaining to the Amended and Restated Stock Option Plan of Denbury Resources Inc.;

(3)	Registration Statement (Form S-8 No. 333-39172) pertaining to the Director Compensation Plan of Denbury Resources Inc.;

(4)	Registration Statement (Form S-8 Nos. 333-39218) pertaining to the Employee Stock Purchase Plan of Denbury Resources Inc.;

(5)	Registration Statement (Form S-8 No. 333-116249) pertaining to the 2004 Omnibus Stock and Incentive Plan of Denbury Resources Inc.; and

(6)	Registration Statement (Form S-8 Nos. 333-143848 and 333-160178) pertaining to the 2004 Omnibus Stock and Incentive Plan and Employee Stock Purchase Plan of Denbury Resources Inc.;
of our report dated February 24, 2009 (except for the matters related to the retrospective adoptions of SFAS No. 160 and FSP EITF 03-6-1 and the reorganization of operating segments described in Notes 2, 11 and 18 as to which the date is January 25, 2010) with respect to the consolidated financial statements of Encore Acquisition Company and of our report dated February 24, 2009 with respect to the effectiveness of internal control over financial reporting of Encore Acquisition Company, included herein.
/s/ Ernst & Young LLP

Fort Worth, Texas
February 1, 2010